U.S. SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person         2.  Date of Event     4.  Issuer Name and Ticker or Trading Symbol
                                                     Requiring
                                                     Statement
                                                     (Month/Day/Year)

POYIADJIS                ROYS                        MAY 18, 1998              AremisSoft Corporation
(Last)                   (First)    (Middle)                                          AMFT

                                               3.  IRS or Social     5.  Relationship of   6.  If Amend-
                                                   Security              Reporting Person      ment, Date
C/O AREMISSOFT CORPORATION,GOLDSWORTH HOUSE,       Person                (Check all appli-     (Month/Day/Year)
             DENTON WAY,                           (Voluntary)           cable)
              (Street)                                                   __  Director
                                                                         __  10% Owner     7.  Individual or
WOKING   SURREY  GU213LG   UNITED KINGDOM                                X   Officer (give     Joint/Group
(City)             (State)            (Zip)                                  title below)      Filing (check
                                                                         __  Other (specify    applicable line)
                                                                             below)

                                                                             President and     X  Form filed by One
                                                                             Vice Chair and       Reporting Person
                                                                                               __ Form filed
                                                                                                  by More than
                                                                                                  One Reporting
                                                                                                  Person

                      TABLE 1 - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1.  Title of Security  2.  Amount of    3.  Ownership Form:  4.  Nature of
    (Instr. 4)             Securities       Direct (D) or        Indirect
                           (Instr. 4)       Indirect (I)         Beneficially
                                            (Instr. 5)           Ownership
                                                                 (Instr. 5)

NO SECURITIES ARE
BENEFICIALLY OWNED.        N/A               N/A                 N/A


REMINDER: REPORT ON A SEPARATE LINE FOR EACH CLASS OF SECURITIES BENEFICIALLY OWNED DIRECTLY OR INDIRECTLY.

                                         (OVER)
                                (PRINT OR TYPE RESPONSES)


<PAGE2>


FORM 3 (CONTINUED)     TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
                 (e.g., puts, calls, warrants, options, convertible securities)



1. Title of Derivative  2. Date           3. Title          4. Con-       5. Ownership    6. Nature of
   Security (Instr. 4)     Exercisable       and               version       Form of         Indirect
                           and               Amount of         or Exer-      Derivative      Beneficial
                           Expiration        Securities        cise          Security:       Owernship
                           Date              Underlying        Price of      Direct (D)      (Instr. 5)
                           (Month/Day/       Derivative        Derivative    or Indirect
                           Year)             Security          Security      (I) (Instr.5)
                                             (Instr.4)

                           Date     Expir-   Title  Amount
                           Exer-    ation           or
                           cisable  Date            Number
                                                    of
                                                    Shares
THERE ARE NO SECURITIES    N/A      N/A      N/A    N/A        N/A           N/A             N/A
BENEFICIALLY OWNED

Explanation of Responses:





**Intentional misstatements or omissions        ROYS POYIADJIS   MAY 28, 1998
of facts constitute Federal Criminal            **Signature of        Date
Violations.                                     Reporting Person
SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).       ROYS POYIADJIS

Note:  File three copies of this Form,
one of which must be manually signed.
If space provided is insufficient,
SEE Instruction 6 for procedure.